EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Axle & Manufacturing Holdings, Inc. (“AAM”) of our reports dated February 5, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to AAM’s change in method of accounting for goodwill in 2002), appearing in and incorporated by reference in the Annual Report on Form 10-K of American Axle & Manufacturing Holdings, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Detroit, Michigan
May 7, 2004

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